UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2019

UROGEN PHARMA LTD.

(Exact name of registrant as specified in its charter)

Israel	001-38079	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 768-9780

9 Ha’Ta’asiya Street

Ra’anana 4365007, Israel

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2019, we appointed Elizabeth Barrett as our President and Chief Executive Officer, replacing Ron Bentsur in those capacities. Concurrently, Ms. Barrett was appointed as a member of our board of directors (the “Board”) and Mr. Bentsur resigned from the Board.

Before joining us, Ms. Barrett, age 56, served as the Chief Executive Officer of Novartis Oncology and as a member of the Executive Committee of Novartis since February 2018. Prior to that, Ms. Barrett served at Pfizer Inc. in various capacities, most recently as the Global President of Oncology, and before that as Pfizer’s Regional President of US Oncology Business Unit since March 2009. Prior to Pfizer, she was Vice President and General Manager of the Oncology Business Unit at Cephalon Inc. Ms. Barrett received a Bachelor of Science in Business Administration from the University of Louisiana in Lafayette, Louisiana and a Masters in Business Administration-Marketing from St. Joseph’s University in Philadelphia, Pennsylvania.

In connection with Ms. Barrett’s appointment as our President and Chief Executive Officer, we entered into an employment agreement with Ms. Barrett, effective as of January 3, 2019. Pursuant to her employment agreement, Ms. Barrett is entitled to receive: (i) a signing bonus of $300,000; (ii) annual base salary of $700,000; (iii) an annual discretionary bonus for 2019 of up to 100% of her base salary, with 50% guaranteed; and (iv) annual discretionary bonuses for years following 2020, with an annual target bonus of 50% of her base salary. In the event Ms. Barrett is terminated without cause or resigns for good reason, Ms. Barrett will be entitled to receive: (a) continuing base salary payments for a period of 12 months; (b) an annual bonus for the year of separation (to the extent earned based on company performance); (c) any annual bonus earned with respect to the year preceding her separation if not already paid; (d) 12 months of vesting acceleration for any unvested equity awards held by her at the time of her separation; and (e) COBRA payment reimbursement for up to 12 months following her separation. Other than the equity award vesting acceleration and COBRA payment reimbursement, payment of the foregoing severance compensation is subject to Ms. Barrett delivering to us an effective release and waiver of claims. In the event Ms. Barrett is terminated without cause or resigns for good reason within three months prior to, or 24 months following, a change in control of our company, and subject to Ms. Barrett delivering to us an effective release and waiver of claims, Ms. Barrett will be entitled to receive, in lieu of the severance benefits described above: (1) a lump sum payment equal to 18 months’ of her then-current annual base salary; (2) 100% of her then-current target bonus; and (3) the amount of any COBRA payments made by her during the 18 month period following the date of such separation. In addition, all equity awards held by Ms. Barrett at the time of a change in control will become fully vested.

Pursuant to her employment agreement, on January 3, 2019, Ms. Barrett also received a restricted stock unit covering 317,065 of our ordinary shares (the “RSU”) and an option to purchase 277,432 ordinary shares (the “Option”). Both the RSU and the Option vest over a period of three years, with 33% of the underlying shares of each award vesting on January 3, 2020, and with the balance of the underlying shares of each award vesting in equal monthly installments over the next 24 months. The exercise price of the Option is $47.57 per ordinary share. The foregoing equity awards are governed by the terms of our 2017 Equity Incentive Plan and the applicable equity award grant documents and agreements thereunder.

On January 3, 2019, we entered into a separation and release agreement with Mr. Bentsur, pursuant to which Mr. Bentsur agreed to provide transition support services as may be reasonably requested by Ms. Barrett for a period of six months. Mr. Bentsur also provided us with a release and waiver of claims. In accordance with this agreement, all unvested equity awards held by Mr. Bentsur received 12 months of vesting acceleration, and the exercise period for all options held by Mr. Bentsur was extended to December 31, 2019. In addition, we agreed to pay Mr. Bentsur an annual performance bonus for 2018 equal to 50% of Mr. Bentsur’s base salary in effect immediately prior to the agreement, multiplied by the achievement percentage of our 2018 company performance goals. We also agreed to pay Mr. Bentsur a one-time payment of $401,250.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UROGEN PHARMA LTD.

Dated: January 3, 2019	By:	/s/ Peter Pfreundschuh
Peter Pfreundschuh
Chief Financial Officer